Exhibit 10.1

November 12, 2024

John C. Lee, Jr.
[address]

RE: Amendment to Consulting Services Agreement

Dear John,

Reference is made to a certain letter agreement (the "Agreement") dated February 6, 2024, which sets forth the terms and conditions whereby you agree to provide certain services to OLD DOMINION ELECTRIC COOPERATIVE, a Virginia utility aggregation cooperative with an office located at 4201 Dominion Boulevard, Glen Allen, Virginia 23060 (the "ODEC") (referred to collectively as the "Parties"). In such Agreement you acknowledge and agree that ODEC’s Board of Directors may, upon duly authorized action, change your title and position to Senior Advisor, and by signing this letter you confirm such agreement and also agree that such change may happen any time after the date of this letter. The position of Senior Advisor will be remote except for such meetings that require in-person attendance or where such attendance is desirable. The position will report to the President and CEO but be available to provide business advice to the Board or staff as applicable and participate virtually in Board Meetings when required. This letter confirms that the transition to Senior Advisor to ODEC will occur effective February 1, 2025. All other provisions of the Agreement, including compensation but exclusive of the housing allowance and as amended herein, remain in full force and effect.

If this letter accurately sets forth the understanding between you and ODEC, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

Old Dominion Electric Cooperative	ACCEPTED AND AGREED:
JOHN C. LEE, JR.
/s/ Steven A. Harmon	Signature: /s/ John C. Lee, Jr.
STEVEN A. HARMON Chairman of the Board of Directors	Date: November 12, 2024